Exhibit 10.1
CONTRACT OF SALE
This CONTRACT OF SALE (this “Contract”) is made by and between SSAE Development, LLC, (“Seller”) and Peerless Mfg. Co. (“Purchaser”).
W I T N E S S E T H:
In consideration of the mutual covenants, representations, warranties, agreements, and provisions herein contained, the parties hereto hereby agree as follows:
1. Agreement to Sell and Purchase. Subject to the terms and conditions hereinafter set forth, Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, all of the following described property: (i) that certain tract of land (the “Land”), consisting of 32.929 acres more or less, situated in the City of Denton, Denton County, Texas, as more particularly described in Exhibit A attached hereto and made a part hereof for all purposes; (ii) any and all interests of Seller in any land lying in or under the bed of any street, alley, road or right-of-way, opened or proposed, abutting or adjacent to the Land; (iii) any and all leases, rights, privileges, and appurtenances belonging or pertaining to the Land; (iv) any and all improvements, structures, and fixtures located on, over, and under the Land (including without limitation any real property improvements owned by Seller and located in, on or under the Land or related to, used or available for use in the ownership, conduct, operation or maintenance of the Property (hereinafter defined); (v) any and all easements or rights-of-way affecting the Land and any of rights to use the same; (vi) any and all rights of ingress and egress to and from the Land and any of Seller’s rights to use the same; (vii) all air rights, water rights, claims, and permits relating to the Land; (viii) any and all interests of Grantor in any and all roads (open or proposed) affecting, crossing, fronting, or bounding the Land, including any awards made or to be made relating thereto including, without limitation, any unpaid awards or damages payable by reason of damages thereto or by reason of a widening of or changing of the grade with respect to the same; (ix) reversionary interests in and to the Land, and (x) site plans, surveys, soil and substrata studies, engineering plans and studies, and other plans or studies of any kind that relate to the Property in the possession of or under the control of Seller (the Land, together with any and all of the related improvements, rights, privileges, appurtenances, and interests referenced in items (i) through (x) above, are herein referred to as the “Property”).
2. Purchase Price. The purchase price for the Property (the “Purchase Price”) shall be the sum of $1,813,596.41. The Purchase Price shall be paid as follows: (a) the sum of $946,514.41 shall be paid to Seller in cash at Closing, plus or minus, any prorations and other adjustments to the Purchase Price contemplated by this Contract (the “Cash Portion”; and (b) the sum of $867,082.00 (the “Escrow Portion”) will be delivered to the “Escrow Agent” (as such term is defined in the Development and Escrow Agreement) to be held and distributed in accordance with the terms and conditions set forth in the Development and Escrow Agreement to be executed by the Parties at Closing, in the form attached hereto as Exhibit B and incorporated herein by reference Development and Escrow Agreement (the “Development and Escrow Agreement”).
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3. Escrow Deposit. For the purpose of securing the performance of Purchaser under the terms and provisions of this Contract, Purchaser agrees to deliver to the Title Company (hereinafter defined), within three (3) days after the Effective Date, as an earnest money deposit the sum of One Hundred Thousand and 00/100 Dollars ($100,000.00). The Title Company shall deposit the funds in an interest bearing account approved by Purchaser, with the interest earned thereon belonging to Purchaser (the earnest money deposit, together with all interest earned thereon is hereinafter called the “Escrow Deposit”). If the sale of the Property contemplated herein is consummated in accordance with the terms hereof, the Escrow Deposit shall be applied to the Purchase Price at the Closing. If the sale hereunder is not consummated in accordance with the terms hereof, the Escrow Deposit shall be disbursed by the Title Company as hereinafter provided.
4. Independent Contract Consideration. Within three (3) days after the Effective Date, Purchaser agrees to deliver to Seller a check in the amount of One Hundred and 00/100 Dollars ($100.00) (“Independent Contract Consideration”), which amount the parties bargained for and agreed to as consideration for Purchaser’s right of inspection as hereinafter provided. This Independent Contract Consideration is in addition to and independent of any other consideration or payment provided in this Contract, is nonrefundable, and shall be retained by Seller notwithstanding any other provision of this Contract.
5. Conditions Precedent to Consummation by Purchaser. The obligation of Purchaser to consummate this Contract shall, at the option of Purchaser, be subject to the following conditions precedent:
(a) Title Commitment. Within ten (10) days after the filing of the Final Plat, Seller, at Seller’s sole cost and expense, shall cause to be delivered to Purchaser a current owner’s title policy commitment (the “Commitment”) covering the Property, issued by Republic Title of Texas, Inc., 420 Throckmorton, Suite 640, Fort Worth, Texas 76102 (the “Title Company”), binding the Title Company to issue the Policy (hereinafter defined) to Purchaser in the amount of the Purchase Price, and accompanied by copies of all recorded documents relating to liens, restrictions, easements, rights-of-way, and other matters affecting the Property (the “Title Documents”). Purchaser shall give Seller written notice on or before the expiration of fifteen (15) days after it receives the last of the filed Final Plat, the Commitment, the Title Documents, and the Survey (hereinafter defined) (or any amendments, modifications or supplements to the filed Final Plat, the Commitment, the Title Documents, or the Survey that reflect matters, defects, conditions or exceptions not previously set forth in a prior version of the filed Final Plat, the Commitment, the Title Documents, and the Survey) that the condition of title as set forth in the Commitment is or is not satisfactory, and in the event Purchaser states that the condition is not satisfactory, Seller may promptly undertake to eliminate or modify all such unacceptable matters to the reasonable satisfaction of Purchaser. In the event Seller is unable or unwilling to do so within ten (10) days after receipt of such written notice, Purchaser may, at its option, in addition to any other remedies, terminate this Contract by delivering written notice of termination to Seller within five (5) days after the expiration of the aforementioned ten (10) day period and receive a return of the Escrow Deposit without the necessity of any additional authorization, instructions or releases from either Seller or Purchaser, it being the express intention of
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Seller and Purchaser that this provision be self-operative. If such notice is not given by Purchaser to Seller within such fifteen (15) day period, the condition of title and title exceptions as shown in the Commitment shall be deemed to be acceptable (the “Permitted Exceptions”). Notwithstanding the foregoing, Purchaser shall not be required to make any objection to, and Seller shall be obligated to cure and/or satisfy to the reasonable satisfaction of Purchaser, all matters shown on Schedule C to the Commitment, including, without limitation, any mortgage liens, mechanics and materialman’s liens not caused by the acts or omissions of Purchaser or its agents against the Property, any other liens against the Property that are in a liquidated amount and readily dischargeable, and any consensual liens or encumbrances agreed to by Seller without Purchaser’s consent on or after the Effective Date, all of which matters are hereby deemed to be unacceptable and which Seller shall be required to have satisfied at or prior to the Closing.
(b) Survey. Within ten (10) days after the filing of the Final Plat, Seller, at Seller’s sole cost and expense, shall cause to be delivered to Purchaser a current survey (the “Survey”) of the Property, prepared by a duly licensed Texas land surveyor acceptable to Purchaser and the Title Company. The Survey shall be staked on the ground, shall show the location of all improvements, highways, streets, roads, driveways, parking areas, railroads, rivers, creeks, or other water courses, fences, easements, right-of-way, and curb cuts on or adjacent to the Property and shall set forth the number of total acres and square feet comprising the Property, together with a metes and bounds description thereof. The beginning point of the metes and bounds description should be established by a monument or by reference to a nearby monument, and such description should refer to all streets, alleys, and other rights-of-way that abut the Property and recite the width thereof. The Survey should show the horizontal lengths of all sides of all structures and the relation of such structures by distances to all boundary lines, encumbering easements, building lines, and street lines. The Survey shall be in such form as to permit the modification of the boundary and survey exception to “shortages in area,” at Buyer’s expense, in the owner’s policy of title insurance to be delivered to Purchaser at the Closing. The Survey shall contain the surveyor’s certification addressed to Purchaser and the Title Company in substantially the same form attached hereto as Exhibit C. Purchaser shall give Seller written notice on or before the expiration of fifteen (15) days after it receives the last of the filed Final Plat, the Survey, the Commitment and the Title Documents (or any amendments, modifications or supplements to the filed Final Plat, the Commitment, the Title Documents, or the Survey that reflect matters, defects, conditions or exceptions not previously set forth in a prior version of the filed Final Plat, the Commitment, the Title Documents, and the Survey) of any objection to the Survey. Seller may promptly undertake to eliminate or modify all such unacceptable matters to the reasonable satisfaction of Purchaser. In the event Seller is unable or unwilling to do so within ten (10) days after receipt of such written notice, Purchaser may, at its option, terminate this Contract by delivering written notice of termination to Seller within five (5) days after the expiration of the aforementioned ten (10) day period. If such notice is not given by Purchaser to Seller, the Survey shall be deemed to be acceptable.
(c) Final Plat. Within fourteen (14) days of the Effective Date, Seller will file the Final Plat attached hereto as Exhibit E (the “Final Plat”) in the Plat Records of Denton County, Texas without revision from its current form. Purchaser will not revise the Final Plat without Purchaser’s prior written approval.
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(d) Inspection. Purchaser shall have from the effective date of this Contract until the Closing Date (the “Pre-Closing Period”) to inspect and conduct such tests and feasibility studies of the Property as Purchaser deems advisable, to meet with governmental entities regarding the Property, and to review any other matter Purchaser deems necessary or advisable. During the Pre-Closing Period, Seller shall make available to Purchaser or its agents for review and coping all records in the possession of Seller or its agents pertaining to the Property, including, without limitation, all tax records, income and expense accounting records, all records pertaining to the operation and management of the Property, all plans, surveys, soil and substrata studies, engineering plans and studies, schematics of the Land and any improvements thereon, and all environmental reports pertaining to the Land. Entry on the Property shall only be at the permission of Seller, which shall not be unreasonably withheld, and on at least 24 hours written notice. Purchaser understands that Seller currently has the Property under contract to purchase and that permission to enter the Property may be impossible to obtain or to obtain on less than 24 hours written notice. If Purchaser, in its sole discretion, is not satisfied with such inspection and review of the Property, Purchaser may terminate this Contract by sending written notice to Seller and the Title Company in writing (“Purchaser’s Termination Notice”) at any time on or before the thirtieth (30th) day immediately following the date of Purchaser’s receipt of the last of the filed Final Plat, the Commitment, the Survey and the Title Documents (the “Inspection Period”); and, in such event, this Contract shall automatically become null and void, whereupon neither party shall have any further rights or obligations to the other and the entire Escrow Deposit shall be promptly returned by the Title Company to Purchaser, without the necessity of any additional authorization, instructions or releases from either Seller or Purchaser, it being the express intention of Seller and Purchaser that this provision be self-operative. If Purchaser does not deliver Purchaser’s Termination Notice to Seller and the Title Company prior to the end of the Inspection Period, then Purchaser shall forfeit its right to terminate this Contract pursuant to the provisions of this Section 5(c).
(e) Representations. All of the covenants, representations, warranties, and agreements by Seller set forth in this Contract shall be true and correct as of the date hereof and as of the Date of Closing.
(f) Performance. Seller shall, on or prior to the Date of Closing, have performed, met, or complied with all of the terms, provisions, covenants, conditions, and agreements on its part required by the terms of this Contract.
(g) Intervening Law or Regulation. If any law, statute, ordinance, ruling, or other governmental regulation of any duly constituted authority having jurisdiction in effect at the Date of Closing shall impair the right of Purchaser to acquire the Property and/or to lease all or part of the same, Purchaser shall have the option to terminate this Contract in its entirety.
(h) Eminent Domain. If prior to the Date of Closing, all or any portion of the Property is condemned or taken by eminent domain, Seller shall promptly give Purchaser notice of such condemnation or taking. In such event, Purchaser shall have the option to terminate this Contract and receive a return of the Escrow Deposit without the necessity of any additional authorization, instructions or releases from either Seller or Purchaser, it being the express intention of Seller and Purchaser that this provision be self-operative. If Purchaser does not elect to terminate this Contract, Seller shall convey the Property on the Date of Closing to Purchaser and assign to Purchaser all of Seller’s right, title and interest in any claims Seller may have to the condemnation awards and pay to Purchaser all payments previously made to Seller by such condemning authorities.
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6. Warranties, Representations, and Covenants of Seller. For the purpose of inducing Purchaser to purchase the Property, Seller warrants, represents and covenants to Purchaser as of the date hereof (except as expressly provided otherwise below) and as of the Date of Closing:
(a) Title. As of the date of Closing, Seller shall have good and marketable title in fee simple to the Property, free and clear of all liens, claims and encumbrances whatsoever except those exceptions shown in the Commitment to be furnished to Purchaser. Seller further covenants that immediately preceding the Closing it will be vested with fee simple title to the Property subject only to those exceptions shown in the Commitment, and that except for such items, any and all liens, encumbrances, claims, charges, or leases that would impair the conveyance of superior title to Purchaser will have been extinguished, amended, or modified in a manner satisfactory to Purchaser and its counsel for assuring the conveyance of superior title. Purchaser understands that Seller does not, and will not, own the rights to oil, gas and other mineral rights to the Property and Purchaser is not acquiring any such rights by virtue of this Contract; provided, however, Purchaser warrants and represents that the owners of the mineral rights have waived any and all rights with respect to the use of the surface of the Property. Purchaser further understands and acknowledges that Seller is not currently the owner of the Property, that Seller has contracted to purchase the property and, subject to the terms and conditions set forth in Section 9(d) hereof, that Closing of this Contract is expressly conditioned on closing of the underlying contract for Seller to Purchase the Property as more fully set forth below.
(b) Validity. Seller is a duly formed and validly existing limited liability company organized under the laws of Texas. Seller has the full right, power, authority and capacity to execute and perform this Contract. The execution and delivery of this Contract, the consummation of the transaction herein contemplated and the compliance with the terms of this Contract will not: (i) conflict with or result in a breach of any of the terms or provisions of, or constitute a default under any indenture, mortgage, loan agreement, contract, partnership agreement, or other instrument of any nature whatsoever to which Seller is a party or by which Seller or its property is bound, or any applicable law, rule, regulation, judgment, order or decree of any governmental instrumentality or court, domestic or foreign, having jurisdiction over Seller or its properties or (ii) result in the creation or imposition of any lien, charge or encumbrance upon the Property. This Contract is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.
(c) Violations of Law. Seller has not received notice and is not aware of any violation of any law, ordinance, regulation or requirement affecting the Property.
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(d) Litigation. There are no actions, suits or proceedings pending, or to Seller’s actual knowledge, threatened against (a) any portion of the Property, or (b) affecting Seller’s ability to perform its obligations hereunder.
(e) Insolvency. Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or, to Seller’s actual knowledge, suffered the filing of an involuntary petition by Seller’s creditors, (iii) to Seller’s actual knowledge, suffered the appointment of a receiver to take possession of all or substantially all of Seller’s assets, (iv) to Seller’s actual knowledge, suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.
(f) Condemnation. To Seller’s knowledge, there is no pending, threatened or contemplated condemnation proceeding relating to the Property, and Seller has received no written notice from any governmental agency or official to the effect that any such proceeding is contemplated.
(g) Environmental. Except as otherwise disclosed in documents that are delivered to Purchaser within ten (10) days of the Effective Date of this Contract, to Seller’s knowledge, there are no Hazardous Materials stored on, incorporated into, located on, present in or used on the Property in violation of, and requiring remediation under, any laws, ordinances, statutes, codes, rules or regulations as of the Effective Date or in existence on the date of Closing. For purposes of this Contract, the term “Hazardous Materials” shall mean any substance which is or contains: (i) any “hazardous substance” as now or hereafter defined in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.) (“CERCLA”) or any regulations promulgated under CERCLA; (ii) any “hazardous waste” as now or hereafter defined the Recourse Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) (“RCRA”) or regulations promulgated under RCRA; (iii) any substance regulated by the Toxic Substances Control Act (15 U.S.C. Section 2601 et. seq.); (iv) gasoline, diesel fuel or other petroleum hydrocarbons; (v) asbestos and asbestos containing materials, in any form, whether friable or non-friable; (vi) polychlorinated biphenyls; (vii) radon gas: and (viii) any additional substances or materials which are now or hereafter classified or considered to be hazardous or toxic under any laws, ordinances, statutes, codes, rules, regulations, agreements, judgments, orders and decrees now or hereafter enacted, promulgated, or amended, of the United States, the state, the county, the city or any other political subdivision in which the Property is located and any other political subdivision, agency or instrumentality exercising jurisdiction over the owner of the Property, the Property or the use of the Property relating to pollution, the protection or regulation of human health, natural resources or the environment, or the emission, discharge, release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or waste into the environment (including, without limitation, ambient air, surface water, ground water or land or soil.
(h) Code Section 1445(f). Seller is not a “foreign person” within the meaning of Section 1445(f) of the Internal Revenue Code of 1986, as amended (the “Code”).
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(i) OFAC. Neither Seller nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom United States persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including, without limitation, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.
(j) Governmental Approvals. No authorization, consent, or approval of any governmental authority (including courts) is required for the execution and delivery by Seller of this Contract or the performance of its obligations hereunder.
(k) Warranty Failures. Seller will not take or cause to be taken any action or fail to perform any obligation which would cause any of the representations or warranties contained in this Contract to be untrue as of the Closing. Seller shall immediately notify Buyer, in writing, of any event or condition known to Seller which occurs prior to the Closing, which causes a change in the facts relating to, or the truth of, any of the representations or warranties.
(l) The zoning for the Property permits the construction and operation of a manufacturing facility.
7. Closing. Subject to the terms and conditions of this Contract, the consummation of the transaction contemplated by this Contract (the “Closing”) shall take place at the offices of the Title Company on a date designated by Purchaser on or before thirty (30) days after the expiration of the Inspection Period (which date is herein referred to as the “Date of Closing”). Purchaser shall give Seller at least three (3) days prior written notice of the Closing Date selected by Purchaser.
(a) Seller’s Obligations at Closing. At the Closing, Seller shall do the following:
(i) Special Warranty Deed. Deliver to Purchaser a special warranty deed in the form attached hereto as Exhibit “D” (the “Deed”) conveying the Property, duly signed and acknowledged by Seller, which shall be in form for recording and shall convey to Purchaser good and marketable fee simple title to the Property, free and clear of all liens, claims, encumbrances, covenants, conditions, restrictions, rights, rights-of-way, easements, and any other matters affecting title to the Property, except the Permitted Exceptions.
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(ii) Title Policy. Cause to be delivered to Purchaser an owner’s policy of title insurance (the “Policy”) paid for by Seller on the standard Texas form in an insured amount equal to the Purchase Price, issued by the Title Company, as agent for the title insurer, insuring as of the Date of Closing, that good and indefeasible title to the Property is vested in Purchaser. Seller shall cause the Title Company to issue the Policy with no exceptions other than the standard printed exceptions and the Permitted Exceptions, except that (A) the standard survey exception shall be modified on the Policy, at Seller’s expense, to reflect “shortages in area” only, (B) the standard exception as to restrictive covenants shall be endorsed “None of Record”, (C) except for such restrictions as may be included in the Permitted Exceptions and the standard exception as to taxes shall be limited to the year of Closing and endorsed “Not Yet Due and Payable”, (D) no exception shall be permitted for “visible and apparent easements,” or words to that effect; and (E) no exception shall be permitted for “rights of parties in possession” or words to that effect. Purchaser shall have the option to accept such insurable title as Seller may be able to convey at the Closing and the Policy subject to any exceptions not herein set forth, but acceptance of such title and the Policy shall in no event constitute waiver on Purchaser’s part of any warranties contained in this Contract or in any other instrument delivered to Purchaser pursuant to the transaction contemplated hereby.
(iii) Evidence of Authority. Deliver to Purchaser a certified copy, in recordable form, of the duly authorized governing body or bodies of Seller authorizing execution of this Contract and all documents necessary or advisable to consummate the transactions contemplated hereby, such actions to be sufficient to authorize the consummation of the transaction contemplated hereby.
(iv) Non-Foreign Person Affidavit. A non-foreign person affidavit sworn to by Seller as required by Section 1445 of the Code.
(v) Title Company Requirements. Such evidence, documents, affidavits and indemnifications as may be reasonably required by the Title Company as a precondition to the issuance of the Title Policy relating to: (A) mechanics’ or materialmen’s liens; (B) parties in possession; (C) the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Property; or (D) any other matter reasonably required to enable the Title Company to issue the Policy and endorsements thereto.
(vi) Seller shall deliver to Purchaser a certificate dated the Date of Closing, duly executed by Seller, affirming that (i) each and all of the representations and warranties of Seller in Section 6 are true and accurate in all respects at and as of the Closing Date, and (ii) Seller has delivered, performed, observed, and complied with all of the items, instruments, documents, covenants, agreements, and conditions required by this Contract to be delivered, performed, observed, and complied with by Seller prior to, or as of, the Closing.
(vii) Development and Escrow Agreement. Seller shall deliver the Development and Escrow Agreement, executed and acknowledged by Seller.
(b) Purchaser’s Obligation at Closing. At the Closing, Purchaser shall do the following:
(i) Cash. Deliver to Seller, the Cash Portion of the Purchase Price as provided in Paragraph 2 hereof, and to deliver to the Escrow Portion of the Purchase Price to the Escrow Agent.
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(ii) Deed. Purchaser shall deliver the Deed, executed and acknowledged by Purchaser evidencing Purchaser’s acceptance thereof.
(iii) Development and Escrow Agreement. Purchaser shall deliver the Development and Escrow Agreement, executed and acknowledged by Purchaser.
(d) Possession. Seller hereby agrees to give actual possession and occupancy of the Property to Purchaser at Closing.
(e) Costs of Closing. Except as otherwise provided herein, Seller shall be responsible for paying, on the Date of Closing, one-half of the escrow fees charged by the Title Company, Seller’s attorney’s fees, the cost of recording the Deed, the cost of the Survey, the basic premium costs for the Policy (with Purchaser to pay the premium for any modifications or endorsements to the Policy (including, without limitation, the additional premium for modifying the printed survey exception, if requested by Purchaser), all costs for title curative matters, and Seller’s share of any other closing costs which are normally assessed by the Title Company against such party in a transaction of this character. Purchaser shall be responsible for paying, on the Date of Closing, one-half of the escrow fees charged by the Title Company, the premiums for any modifications or endorsements to the Policy (including, without limitation, the additional premium for modifying the printed survey exception, if requested by Purchaser), costs associated with its investigation of the Property, Purchaser’s attorney’s fees and Purchaser’s share of any other closing costs which are normally assessed by the Title Company against such party in a transaction of this character.
(f) Tax Prorations. Ad valorem real estate taxes and similar taxes and assessments, excluding any Roll-Back Taxes (as hereafter defined) relating to the Property for the year in which the Closing occurs (“Taxes”) shall be prorated between Seller and Purchaser as of the Date of Closing, based on the most recent tax bill(s) for the Property. If Closing occurs before Taxes have been assessed for the year of Closing, then the apportionment of the Taxes at Closing shall be based upon the actual Taxes most recently assessed for the Land. Any difference between the amount of actual Taxes from the amount estimated at Closing shall be adjusted in cash between the parties upon the written request of either party. If the Property is not assessed as a separate parcel for tax purposes, then the Taxes associated with the tax parcel(s) which are allocable to the Land shall be determined by multiplying the total bill attributable only to the land associated with the tax parcel by a fraction having as its numerator the total amount of acreage (to the nearest 1/100th of an acre) contained within the Land and as its denominator the total amount of acreage (to the nearest 1/100th of an acre) contained within such tax parcel. Subject to the proration obligations under this Section 7(f), Purchaser shall assume and pay for all Taxes relating to the Property for the year in which the Closing occurs and subsequent years. The Property has been assessed for property tax purposes at such rates that will result in additional taxes and interest being assessed upon the change in Property usage or ownership of the Property by virtue of the Property having received any agricultural, open-space or other special use valuation (such additional taxes, interest and similar assessments being referred to herein as “Roll-Back Taxes”). Seller hereby agrees to pay at Closing all such Roll-Back Taxes attributable to the Land and to indemnify and save Purchaser harmless from and against all claims and liability for such Roll-Back Taxes pertaining to the Property, regardless of when they were incurred.
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8. As Is Sale. Purchaser expressly acknowledges that the Property is being sold and accepted AS-IS, WHERE-IS WITH ALL FAULTS, and except as to warranties and representations set forth in Section 6: (A) Seller makes no representations or warranties, express or implied, with respect to the physical condition or any other aspect of the Property, including, without limitation, (i) the structural integrity of any Improvements on the Property; (ii) the manner, construction, condition and state of repair or lack of repair of any of such Improvements; (iii) the conformity of the Improvements to any plans or specifications for the Property, including but not limited to any plans and specifications that may have been or which may be provided to Purchaser; (iv) the conformity of the Property to past, current or future applicable zoning or building code requirements or the compliance with any other laws, rules, ordinances or regulations of any government or other body; (v) the current and/or historical operating expenses and/or financial earning capacity of the Property, (vi) the Property’s investment potential or resale potential at any future date, at a profit or otherwise; (vii) the status of title to the Property, including the nature, extent and/or effect of any right-of-way, lease or other right of possession, lien, easement, license, reservation, condition or other Encumbrance affecting the Property; (viii) the existence of soil instability, past soil repairs, soil additions or conditions of soil fill, susceptibility to landslides, sufficiency of undershoring or sufficiency of drainage to, from or across the Property; (ix) whether the Property is located wholly or partially in a flood plain or a flood hazard boundary or similar area or within any area that may be considered wetlands or jurisdictional waters of the United States; (x) the existence or non-existence of asbestos, underground or above ground storage tanks, hazardous waste or other toxic or hazardous materials of any kind or any other environmental condition, or whether the Property is in compliance with applicable laws, rules and regulations; (xi) general and/or specific economic conditions and/or the impact thereof on the market for the leasing or re-sale of the Property and/or any other impact on the Property or the financial performance thereof; (xii) any tax consequences of ownership of the Property; or (xiii) any other matter whatsoever affecting the stability, integrity, other condition or status of the land or any buildings or improvements situated on all or part of the Property (collectively, the “Property Conditions”), and (B) PURCHASER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY AND ALL ACTUAL OR POTENTIAL RIGHTS PURCHASER MIGHT HAVE REGARDING ANY FORM OF WARRANTY, EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO ANY WARRANTY OF QUANTITY, QUALITY, CONDITION, HABITABILITY, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE RELATING TO THE PROPERTY, ITS IMPROVEMENTS OR THE PROPERTY CONDITIONS, SUCH WAIVER BEING ABSOLUTE, COMPLETE, TOTAL AND UNLIMITED IN ANY WAY.
8.2 Information Disclaimer. Subject to the express representation and warranties of Seller contained in Section 6, any and all information and/or descriptions related to the Property and provided to Purchaser by Seller, Seller’s Agent or any other party on behalf of Seller, whether internally prepared by Seller or prepared by third parties (“Information”), shall be delivered without any representation or warranty as to the completeness or accuracy of the data or other information contained therein, and all such Information is furnished to Purchaser solely as a courtesy, and Seller has neither verified the accuracy of any statements or other information therein contained, the method used to compile such Information nor the qualifications of the persons preparing such Information. The Information is provided on an AS-IS, WHERE-IS BASIS, AND PURCHASER EXPRESSLY ACKNOWLEDGES THAT, IN CONSIDERATION OF THE AGREEMENTS OF SELLER HEREIN, SELLER MAKES NO REPRESENTATION, EXPRESS OR IMPLIED, OR ARISING BY OPERATION OF LAW, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF QUANTITY, QUALITY, CONDITION, HABITABILITY, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO THE INFORMATION.
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8.3 Waiver of Compliance with Requirements. Subject to the express representation and warranties of Seller contained in Section 6, Purchaser expressly acknowledges that Purchaser is not relying on (and Seller hereby disclaims and renounces) any representations or warranties made by or on behalf of Seller of any kind or nature whatsoever, except as expressly provided in Section 6. Purchaser acknowledges that the Property may not be in compliance with all Laws that may apply to the Property or any part thereof and the continued ownership, maintenance, management and repair of the Property (“Requirements”). Purchaser shall be solely responsible for any and all Requirements, Property Conditions and all other aspects of the Property, whether the same shall be existing as of the Closing Date or not.
8.4 Environmental Waiver. Without limitation, to the fullest extent permitted by law, and except for the warranties contained in Section 6 (g) of this Contract, Purchaser hereby releases Seller from and waives any and all claims and liabilities against Seller for, related to or in connection with any environmental condition at the Property (or the presence of any matter or substance relating to the environmental condition of the Property), including, but not limited to, claims and/or liabilities relating to (in any manner whatsoever) any hazardous, toxic or dangerous materials or substances located in, at, about or under the Property, or for any and all claims or causes of action (actual or threatened) based upon, in connection with or arising out of: (i) the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§9601 et seq.) (“CERCLA”); (ii) the Resource Conservation and Recovery Act (42 U.S.C. §§6901 et seq.) (“RCRA”); (iii) the Superfund Amendments and Reauthorization Act (42 U.S.C. §§9601 et seq.) (“SARA”); or (iv) any other claim or cause of action (including any federal or state based statutory, regulatory or common law cause of action, including without limitation, the Texas Solid Waste Disposal Act) related to environmental matters or liability with respect to or affecting the Property.
8.5 Purchaser Relying on Own Inspections. Purchaser acknowledges and agrees that the provisions contained in Sections 8.1 — 8.4 above were a material factor in Seller’s acceptance of the Purchase Price and that Seller was unwilling to sell the Property to Purchaser unless Seller was released as expressly set forth above. With respect to Purchaser’s waivers and agreements contained in Sections 8.1 — 8.4 above, the Purchaser represents and warrants to the Seller that: (i) Purchaser is represented by legal counsel in connection with the sale contemplated by this Contract; (ii) Purchaser, with Purchaser’s counsel, has fully reviewed the disclaimers and waivers and agreements set forth in this Contract and understands their significance and effect; (iii) Purchaser is knowledgeable and experienced in the purchase, operation, ownership, refurbishing and sale of commercial real estate, and is fully able to evaluate the
Contract for Sale — Page 11

merits and risks of this transaction; and (iv) Purchaser is not in a significantly disparate bargaining position. As part of the provisions of this Section 8, but not as a limitation thereon, Purchaser hereby agrees, represents and warrants that the matters released herein are not limited to matters which are known or disclosed. In this connection, to the extent permitted by law, Purchaser hereby agrees, represents and warrants that it realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and Purchaser further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that Purchaser nevertheless hereby intends to release, discharge and acquit Seller from any such unknown causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which might in any way be included in the waivers and matters released as set forth in this Section 8 above.
8.7 Survival. Notwithstanding anything herein to the contrary, all of the terms and provisions of this Section 8 shall survive the Closing.
9. Miscellaneous.
(a) Notices. All notices, demands, and requests that may be given or that are required to be given by either party to the other shall be in writing and either hand-delivered, delivered by any nationally known overnight delivery service for next business day delivery, or sent by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Seller:	SSAE Development, LLC
Attn: Scott Schwob
2349 Glenda Lane
Dallas, TX 75229
(972) 243-7674
(972) 243-7710 fax

If to Purchaser:	Peerless Mfg. Co.
Attn: Peter Burlage, CEO
14651 North Dallas Parkway, Suite 500
Dallas, TX 75254
(214) 353-5545
(214) 351-0194 fax
or to such other parties and at such other places as Purchaser or Seller may from time to time designate in a written notice to the other. Notices, demands, and requests, served upon Seller or Purchaser in the aforesaid manner shall be deemed sufficiently served or given for all purposes hereunder, whether actually received or not, at the time such notice, demand, or request is delivered to the address stated above, or if such notice, demand, or request is sent by United States certified mail or any nationally known overnight delivery service, then three (3) days after the date same is deposited in a regularly maintained receptacle for deposit of United States mail, addressed and sent as aforesaid.
Contract for Sale — Page 12

(b) Breach by Seller. In the event Seller shall fail fully and timely to perform any of its obligations hereunder or shall fail to consummate the sale of the Property for any reason, except Purchaser’s default or the termination of this Contract pursuant to any of the termination provisions hereof, Purchaser shall be entitled to any one of the following remedies (as its sole and exclusive remedies): (i) waive such failure and proceed to the Closing; (ii) exercise an action for specific performance to cause Seller to convey the Property to Purchaser pursuant to the terms and conditions of this Agreement; or (iii) terminate this Agreement by notice to Seller and the Title Company to that effect, to recover the full amount of the Escrow Deposit, together with damages in the amount equal to Purchaser’s out-of-pocket, third-party costs and expenses incurred in connection with the transaction contemplated by this Agreement.
(c) Breach by Purchaser. In the event Purchaser should fail to consummate the purchase of the Property, the conditions to Purchaser’s obligations set forth in this Contract having been satisfied and Purchaser being in default and Seller not being in default hereunder, Seller shall be entitled to any one of the following remedies (as its sole and exclusive remedies): (i) exercise an action for specific performance to cause Purchaser to buy the Property from Seller pursuant to the terms and conditions of this Agreement; (ii) terminate this Agreement by notice to Purchaser and the Title Company to that effect, to recover the full amount of the Escrow Deposit as liquidated damages; or (iii) recover damages from Purchaser in the amount equal to Seller’s out-of-pocket, third-party costs and expenses incurred in connection with the transaction contemplated by this Agreement.
(d) Intentionally Deleted.
(e) Survival of Closing. All covenants, warranties, representations, and agreements of the parties hereto shall survive the Closing and shall not be merged therein.
(f) Entire Agreement. This Contract embodies the entire agreement between the parties relative to the subject matter of this Contract. There are no oral or written agreements existing between the parties relative to the subject matter hereof that are not expressly set forth herein and covered hereby.
(g) Captions. The captions, headings, and arrangements used in this Contract are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.
(h) Governing Law. This Contract is intended to be performed in the County of Denton Texas, and the laws of such State shall govern the validity, construction, enforcement, and interpretation of this Contract and all other documents or instruments delivered pursuant hereto, unless otherwise expressly specified therein.
Contract for Sale — Page 13

(i) Invalid Provision. If any provision of this Contract is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable; this Contract shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Contract; and the remaining provisions of this Contract shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Contract.
(j) Form of Documents. Each agreement, document, instrument, or other writing to be furnished to Purchaser and Seller under any provision of this Contract must be in form and substance reasonably satisfactory to Purchaser and Seller and their respective counsel.
(k) Multiple Counterparts. This Contract may be executed in a number of identical counterparts, each of which for all purposes is deemed an original, and all of which constitute collectively one Contract; but in making proof of this Contract, it shall not be necessary to produce or account for more than one such counterpart.
(l) Successors and Assigns. This Contract shall bind and inure to the benefit of Seller and Purchaser and their respective heirs, legal representatives, successors, and assigns.
(m) Time of Essence. Time is of the essence of this Contract.
(n) Attorney’s Fees. In the event it becomes necessary for either party hereto to file suit to enforce this Contract or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages, reasonable attorney’s fees incurred in such suit.
(o) Risk of Loss. Risk of loss until the Closing Date shall be borne by Seller. In the event that damage, loss or destruction of the Property or any part thereof, by fire or other casualty, or through condemnation or sale in lieu thereof, occurs prior to the actual closing of the transaction contemplated hereby, then Purchaser may, at its option, elect one of the following options: (i) to terminate this Contract and receive an immediate refund of all Escrow Deposit; or (2) to close the transaction contemplated hereby and take an assignment of and receive in cash all insurance or condemnation proceeds payable as a result of such casualty loss or condemnation, and receive a credit in the amount of any deductible applicable to such insurance coverage, or, if such proceeds are not made available by the holder or holders of any indebtedness secured by liens against the Property, to receive a credit against the Purchase Price in the amount of such casualty loss or condemnation proceeds together with any deductible amount applicable thereto.
(p) Time Periods. If the last day of any time period stated herein shall fall on a Saturday, Sunday or legal holiday, then such time period shall be extended to the next succeeding day which is not a Saturday, Sunday or a legal holiday.
(q) IRS Real Estate Sales Reporting. Seller and Purchaser agree that the Title Company shall act as “the person responsible for closing” the transaction which is the subject of this Contract pursuant to Code Section 6045(e) and shall prepare and file all informational returns, including without limitation, IRS Form 1099-S, and shall otherwise comply with the provisions of Code Section 6045(e).
Contract for Sale — Page 14

(r) Effective Date. The date on which the Title Company receives counterparts of this Contract fully executed by Seller and Purchaser shall be the “Effective Date” of this Contract. Title Company shall insert the Effective Date where indicated on the Title Company’s acknowledgement page below prior to distributing fully executed counterparts to each party.
IN WITNESS WHEREOF, this Contract is hereby executed as of the Effective Date.

SELLER: SSAE DEVELOPMENT, LLC, a Texas limited liability company
By:	/s/ Scott Schwob
	Name:	Scott Schwob
	Title:	President
Date Executed: Sept. 13, 2011

PURCHASER: PEERLESS MFG. CO., a Texas corporation
By:	/s/ Peter Burlage
	Name:	Peter Burlage
	Title:	President
Date Executed: Sept. 14, 2011
Contract for Sale — Page 15

RECEIPT OF TITLE COMPANY
By its execution below, Title Company acknowledges receipt of: (1) an executed copy of this Contract and (2) the Earnest Money described in this Contract. Title Company agrees to comply with and be bound by the terms and provisions of this Contract and to perform its duties pursuant to the provisions of this Contract including without limitation those terms relating to: (i) the holding and delivery of the Earnest Money and (ii) compliance with Section 6045(e) of the Internal Revenue Code of 1986, as amended from time to time, and as further set forth in any Regulations or forms promulgated thereunder. The “Effective Date” for purposes of this Contract is                     , being date on which the last of Seller’s and Purchaser’s fully executed counterparts of this Contract were received by Title Company.

TITLE COMPANY:

REPUBLIC TITLE OF TEXAS, INC. Attn: Joanna Cloud 420 Throckmorton, Suite 640 Fort Worth, Texas 76102 Telephone: (817) 877-1481 Telecopy: (817) 654-0008

By:

Name:

Title:

Date Executed:

Contract for Sale — Page 16

EXHIBIT A
Land Description
Consisting of 32.929 acres more or less, situated in the City of Denton, Denton County, Texas, as more particularly described in the Final Plat thereof as Lot 1, Block B, Ryan Companies Addition, an addition to the City of Denton, Denton County, Texas.

EXHIBIT B
Development and Escrow Agreement
DEVELOPMENT WORK AND ESCROW AGREEMENT
This Development Work and Escrow Agreement (“Agreement”) is made and entered into as of the  _____  day of September, 2011, by and among SSAE DEVELOPMENT, LLC, a Texas limited liability company (“Seller”) and PEERLESS MFG. CO., a Texas corporation (“Purchaser”). Republic Title of Texas, Inc. (“Escrow Agent”) also executes this Agreement in its capacity as Escrow Agent hereunder.
RECITALS:
A. Seller is the owner of a certain parcel of undeveloped property located in Denton County, Texas described as a portion of Lot 2, Block A, Ryan Companies Addition, an addition to the City of Denton, Denton County, Texas, according to a conveyance plat recorded under Instrument No. 2010-96 in plat records of Denton County, Texas (“Property”).
B. Seller has applied for, and received, final approval from the City of Denton to replat a portion the Property. The plat, as applied for and approved, dedicates certain property to the City of Denton, Texas for Dakota Lane, a public street to be constructed. The approved Final Plat (“Plat”) is incorporated herein for all purposes.
C. Seller and Purchaser have entered into a Contract of Sale (“Contract”) for the purchase and sale of Lot 1, Block B, Ryan Companies Addition, as designated on the Plat (“Lot 1”). The Contract provides that the parties will enter into this Development Agreement regarding Seller’s obligations to develop Lot 1 for Purchaser’s use as a condition of closing the purchase of Lot 1. All capitalized terms used herein not otherwise defined herein shall have the meaning set forth therefor in the Contract.
D. This Development Agreement sets forth the work which Seller shall perform post closing for the construction of Dakota Lane, the development of Lot 1 and the Property as a whole.
AGREEMENTS:
NOW, THEREFORE, for Ten and No/100 Dollars ($10.00), the mutual agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Seller and Purchaser stipulate and agree as follows:
1. Development Work of Seller.
A. Seller, at Seller’s sole cost and expense, shall perform all work necessary to complete the following matters (“Development Work”) within the time periods specified below:
1. Dakota Lane. Seller shall furnish all labor, materials, bonds and other things necessary for the design and construction of proposed Dakota Lane. Within the time periods set forth below, Seller shall (i) complete the overall construction of Dakota Lane as indicated for on the Final Plat, all in accordance with regulations and approvals required by the applicable local governmental authorities having jurisdiction over the same, and in accordance with the Agreed Plans, Drawings and Specifications (as defined below), and (ii) complete the construction and installation of water utility lines (“Water Lines”) and gas utility lines (“Gas Lines”) (the Water Lines and Gas Lines are sometimes referred to herein collectively as the “Utility Lines”) which will connect into the existing water and gas main lines which are currently completed and publicly dedicated, and such Utility Lines shall be placed in applicable right of way along or under Dakota Lane to provide water and gas utility service to Lot 1, all in accordance with the Agreed Plans, Drawings and Specifications. These improvements to be constructed by Seller shall also include storm water, public water, and roadwork per City of Denton Standards.

2. Sewer Line. Seller shall complete all work necessary to complete the construction and installation of sewer lines (“Sewer Lines”) which will connect into the existing main sewer lines which are currently completed and publicly dedicated, and such Sewer Lines shall be placed in applicable right of way along or under Dakota Lane to provide water and gas utility service to Lot 1, all in accordance with the Agreed Plans, Drawings and Specifications.
3. New Power Lines. Seller will cause Denton Municipal Electric (“DME”), at DME’s cost, and if not at DME’s cost, then Seller’s cost, to construct facilities as required to provide electric service to the Property per DME Electric Service Standards. It is expected that such lines shall be above ground and shall otherwise satisfy the requirements of the utility company providing electric service to the Property and all applicable governmental authorities having jurisdiction over the same. Seller shall also grant and/or obtain all appropriate easement rights as necessary in favor of the utility company to maintain and operate the power lines to provide electric service to the Property.
4. Telephone/Fiber Optics. Seller will cause the necessary telephone lines, data cabling to be brought to the Property. It is expected that such lines shall be below ground, be located along or under Dakota Lane, and shall otherwise satisfy the requirements of the utility company providing service to the Property and all applicable governmental authorities having jurisdiction over the same. Seller shall also grant and/or obtain all appropriate easement rights as necessary in favor of the utility company to maintain and operate the telephone/data lines to provide service to the Property.
5. Onsite Improvements. Seller shall complete all work necessary to complete the construction and installation of the storm drainage, headwall and rip/rap located on and across Lot 1 as shown on the Final Plat in accordance with the Agreed Plans, Drawings and Specifications.
B. Purchaser agrees that if Purchaser’s construction and development activities with respect to the Intended Development result in any damage to any Development Work completed by Seller or if such activities result in debris accumulating within Development Work areas Purchaser at its sole cost and expense shall repair such damage and remove such debris and clean such areas affected, as applicable.
C. The parties stipulate and agree that the “Agreed Plans, Drawings and Specifications” for the Development Work shall be those Plans for Dakota Lane Paving, Drainage and Water System Improvements prepared by Weir & Associates, Inc. which are incorporated herein for all purposes. Purchaser acknowledges that it has been provided a copy of said plans. The Complete Drawing List for the Agreed Plans, Drawings and Specifications is attached hereto as Schedule “A”.

D. Seller shall perform all such Development Work in a good and workmanlike manner in conformance with sound and acceptable engineering practices. In performing the work or causing the work to be performed, Seller shall make adequate provisions for the safety and convenience of Purchaser with respect to its use and operations on the Property, and shall cause all work to be cleaned up promptly in order to minimize disruption or inconvenience, and coordinate the work with Purchaser’s contractors and subcontractors performing other work, if any, on the Property simultaneously with the Development Work. All such Development Work shall be conducted in full compliance with all applicable federal, state, municipal, or other laws, statutes, codes, restrictions, regulations, ordinances and orders. The provisions of this Section shall survive the Closing.
E. Seller shall complete the Development Work within one hundred twenty (120) days of closing of the Contract of Sale between Seller and Purchaser. This time period may be extended for up to an additional ninety (90) days by Seller, but only if the need for such extension is for reasons beyond Seller’s control and only if Seller has been and is continuously and diligently pursuing completion of the same using its best efforts.
2. Escrow for Development Work.
A. The amount of $867,082.00 (“Development Escrow Amount”) will be held back from the sales proceed due Seller under the Closing under the Contract and deposited into an escrow account established with Escrow Agent (“Development Escrow Account”). The Development Escrow Account shall be an interest bearing account selected by Seller (and established with Seller’s federal tax identification number) and reasonably approved by Purchaser. All interest earned on the Development Escrow Amount shall be added to and shall constitute a portion of the Development Escrow Amount (and hereinafter, all references to “Development Escrow Amount” or “the balance in the Development Escrow Account” or similar references shall be deemed to include reference to all such accrued interest).
B. Disbursements from the Development Escrow Account shall be controlled by the following provisions:
(i) Seller shall only be entitled to withdraw amounts from the Development Escrow Account for actual, bona fide costs incurred by Seller in completing the Development Work (“Seller Applicable Costs”);
(ii) Upon incurring Seller Applicable Costs, no more frequently than every thirty (30) days, Seller may submit to Escrow Agent a request for payment (“Seller Request”) for such Seller Applicable Costs, which Seller Request shall contain a certification by Seller and the contractor performing such work that such Seller Applicable Costs have been incurred in accordance with the provisions of this Agreement and that the portion of the Development Work relating thereto has been completed in accordance with the Agreed Plans, Drawings and Specifications therefor, and such Seller Request shall further include (i) copies of the underlying applications for payment, invoices and statements from the persons performing such work and (ii) reasonable evidence that the portions of the Development Work for which the costs included in the Seller Request relate have been properly completed. Seller shall simultaneously send a copy of the Seller Request and all attachments to Purchaser.

(iii) In connection with each Seller Request, Purchaser may review the Seller Request and the portion of the Development Work covered thereby. If Purchaser, acting reasonably and in good faith, believes that the work for which the Seller Request has been issued could not be considered to be completed by any reasonable person, then Purchaser may send written notice to Seller and Escrow Agent of such failure to complete within three business days after receipt of such Seller Request (“Purchaser Notice of Failure to Complete”).
(iv) If for any Seller Request, no Purchaser Notice of Failure to Complete is sent by Purchaser within such three business day period described above, then Escrow Agent shall promptly fund to Seller out of the Development Escrow Account the amount attributable to such Seller Request.
(v) In the event that Purchaser sends a Purchaser Notice of Failure to Complete within the time period stated above, then Escrow Agent shall not release any amount from the Development Escrow Account relating to such Seller Request until Escrow Agent has received written confirmation from Purchaser that Purchaser withdraws its Purchaser Notice of Failure to Complete. If Seller and Purchaser are in dispute with respect to any Seller Request hereunder, both parties agree to attempt in good faith to resolve such dispute in an expeditious manner, and upon request by either party, a third party mediator may be retained to assist in such resolution.
C. At such time as (i) the Development Work is fully completed in accordance with the Agreed Plans, Drawings and Specifications, (ii) all contractors performing the Development Work have been paid in full for the Development Work performed and have delivered to Escrow Agent Affidavits of Payment and Release of Liens confirming payment in full for work performed and releasing any lien claims relative to the Development Work and (iii) all such Development Work has been accepted by local governmental authorities, then upon satisfaction of all such conditions, any funds remaining in the Development Escrow Account shall be promptly disbursed to Seller and the duties between Seller and Purchaser relative to the Development Work shall be complete.
D. In the event that that Seller defaults in its obligations with respect to the Development Work and such default continues for a period of ten (10) days after written notice from Purchaser to Seller of such default, then Purchaser may, at its option, and without limitation to any other rights and remedies available to Purchaser at law or in equity as a result of such default, take-over the Development Work and complete the same, and in such event all amounts remaining in the Development Escrow Account shall be made available to Purchaser for use by Purchaser in completing the Development Work in the same manner as the same would be made available to Seller hereunder if Seller were not in default hereunder. In such event Seller shall promptly deliver to Purchaser all plans and specifications and other information and materials relative to the Development Work and, upon request of Purchaser, will assign to Purchaser all of Seller’s rights, titles and interests in any permits, approvals, licenses, contracts and agreements pertaining to the completion, construction and performance of the Work.

E. In the event that the amounts in the Development Escrow Account are insufficient to complete the Development Work, then Seller shall be fully responsible for such deficiency, and shall deposit into the Development Escrow Account additional funds to cover such anticipated deficiency at the time the deficiency is reasonably identified; provided, however, if Purchaser has exercised its rights to take-over the Development Work as provided above, Seller shall fund any such anticipated deficiency directly to Purchaser at the time such deficiency is reasonably anticipated.
F. Seller shall promptly pay or cause to be paid when due all costs and expenses incurred in connection with construction and performance of the Work on Lot1 and Seller shall keep Lot 1 free and clear of any liens, charges, or claims. IN ADDITION, SELLER SHALL INDEMNIFY, DEFEND AND HOLD PURCHASER HARMLESS FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, CLAIMS, COSTS, EXPENSES, AND DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST PURCHASER, RESULTING FROM, OR ARISING OUT OF, THE PERFORMANCE OF THE WORK.
3. Exculpation of Escrow Agent. In performing its duties as escrow agent under this Agreement, Escrow Agent shall be liable as a depository only and shall not be responsible for the sufficiency or accuracy of the form, execution or validity of documents deposited hereunder, or any description of property or other thing therein, nor shall it be liable in any respect on account of the identity, authority, or rights of the persons executing or delivering or purporting to execute or deliver any such document or paper. The Escrow Agent, as part of the consideration for the acceptance of this escrow, shall not be liable for any acts or omissions done in good faith, nor for any claims, demands or losses, nor for any damages made or suffered by any party to this escrow, excepting such as may arise through or be caused by its willful or gross negligence. The Escrow Agent may rely upon any paper, document, or other writing reasonably believed by it to be authentic in making any delivery of money or property hereunder. After the entire Development Escrow Amount has been funded by Escrow Agent to either Purchaser or Seller, the escrow established hereunder and Escrow Agent’s obligations shall cease; provided, however, that Purchaser’s and Seller’s continuing obligations under this Contract, as applicable, shall continue.
4. Notices.
A. Any notice required or permitted to be given hereunder by one party to the other shall be in writing and the same shall be given and shall be deemed to have been served and given if (i) delivered in person to the address set forth herein below for the party to whom the notice is given, (ii) placed in the United States mail, return receipt requested, addressed to such party at the address hereinafter specified, (iii) deposited into the custody of Federal Express Corporation to be sent by Federal Express Overnight Delivery or other reputable overnight carrier for next day delivery, addressed to such party at the address hereinafter specified, or (vi) telecopied by facsimile transmission to such party at the telecopy number listed below, provided that such transmission is confirmed by a machine generated confirmation report indicating successful transmission on the date of such transmission.

B. The address of Seller for all purposes under this Contract and for all notices hereunder shall be:
SSAE DEVELOPMENT, LLC
Attn: Scott Schwob
2349 Glenda Lane
Dallas, TX 75229
Attn: Mr. Scott Schwob
Telecopy: (972) 243-7674
Telephone: (972) 243-7710
with a copy to:
Robert M. Clark, Esq.
Flynn, Francis & Clark, LLP
700 E. Southlake Blvd., Suite 150
Southlake, Texas 76092
Telecopy: (817) 481-5464
Telephone: (817) 329-3000
C. The address of Purchaser for all purposes under this Contract and for all notices hereunder shall be:
Peerless Mfg. Co.
Attn: Peter Burlage, CEO
14651 North Dallas Parkway, Suite 500
Dallas, TX 75254
Telecopy: (214) 353-5545
Telephone: (214) 351-0194
with a copy to:
Craig Thompson, Esq.
Hallett & Perrin, P.C.
2001 Bryan Street, Suite 3900
Dallas Texas 75201
Telecopy: (214) 204-9172
Telephone: (214) 922-4100
D. From time to time either party may designate another address within the 48 contiguous states of the United States of America for all purposes of this Contract by giving the other party not less than thirty (30) days advance written notice of such change of address in accordance with the provisions hereof.

5. Attorney’s Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party or parties shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party or parties may be entitled.
6. Miscellaneous. This Agreement (a) shall be binding upon and inure to the benefit of Seller and Purchaser and their respective legal representatives, successors and assigns (and without limitation may be collaterally assigned to any of such parties lenders as security for indebtedness); (b) may be modified or amended only by a writing signed by each of Seller and Purchaser; (c) shall be governed by and construed in accordance with the laws of the State of Texas; (d) may be executed in multiple counterparts, each of which shall, for all purposes, be deemed an original, but which together shall constitute one and same instrument, and the signature pages from any counterpart may be appended to any other counterpart to assemble fully executed documents, and counterparts of this Agreement may also be exchanged via electronic facsimile machines and any electronic facsimile of any party’s signature shall be deemed to be an original signature for all purposes; and (e) embodies the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, consents and understandings relating to such subject matter, and without limitation, this Agreement shall superceded and replace the provisions in the Contract which are restated herein relative to the subject matters covered herein.
7. Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits hereto. Wherever required by the context, any gender shall include any other gender, the singular shall include the plural, and the plural shall include the singular.
8. Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

Executed to be effective as of the date first written above.

SELLER:

SSAE DEVELOPMENT, LLC, a Texas limited liability company

By:

Scott Schwob,

PURCHASER:

PEERLESS MFG CO., a Texas corporation

By:

Name:

Title:

SCHEDULE “A”
Agreed Plans, Drawings and Specifications
A:	The Plans and Specifications prepared by Weir and Associates, Inc. for Dakota Lane Paving, Drainage and Water System Improvements with the following sheets:
Dakota Lane Paving, Drainage and Water System Improvements
Document List

Document
Sort	Page	Title	Date
1	None	Final Plat-1	3/10/2011
2	None	Final Plat-2	3/10/2011
3	S001	Topographic Legend	3/10/2011
4	S002	Sheet Quantities	3/10/2011
5	P001	Typical Section	3/10/2011
6	P101	Paving Plan and Profile	3/10/2011
7	P102	Paving Plan and Profile	3/10/2011
8	P103	Paving Plan and Profile	3/10/2011
9	P104	Paving Plan and Profile	3/10/2011
10	P105	Paving Plan and Profile	3/10/2011
11	P301	Standard Concrete Paving Details	2/25/1986
12	P302	Sidewalk Details	1/1/2004
13	M101	Striping Plan	3/10/2011
14	M102	Striping Plan	3/10/2011
15	M201	City of Denton Standard Signs and Markings General Notes	3/10/2011
16	M202	City of Denton Standard Signs and Markings General Notes	3/10/2011
17	M203	City of Denton Sign Details	3/10/2011
18	M204	City of Denton Pavement Marking Layouts	3/10/2011
19	D101	Proposed Drainage Area Map	3/10/2011
20	D102	Inlet & Storm Drain Design Calculations	3/10/2011
21	D103	Storm Drain Line“A” Plan & Profile	3/10/2011
22	D104	Storm Drain Line “B” Plan & Profile	3/10/2011
23	D301	Storm Sewer Details	No date
24	D302	Storm Sewer Details	No date
25	D303	Manhole Type M	2/1/2010
26	U101	12” Water Line Plan	3/10/2011
27	U102	12” Water Line Plan	3/10/2011
28	U201	Water Line “W-1” Profile	3/10/2011
29	U202	Water Line “W-1” Profile	3/10/2011
30	U203	Water Line “W-1” Profile	3/10/2011
31	U301	Standard Water Details	No date

Document
Sort	Page	Title	Date
32	U302	Standard Water Details	No date
33	U303	Standard Water Details	No date
34	U304	Standard Water/Waster Water Details	No date
35	U305	Standard Water/Waster Water Details	No date
36	E001	SWP3 Notes	3/10/2011
37	E002	SWP3 Notes	3/10/2011
38	E003	SWP3 Notes	3/10/2011
39	E101	SWP3 Map	3/10/2011
40	E102	Erosion Control Plan	3/10/2011
41	E-103	Erosion Control Plan	3/10/2011
42	E201	SMP3 Details	3/10/2011
43	E202	SMP3 Details	3/11/2011
44	E203	SMP3 Details	3/12/2011
45	E204	SMP3 Details	3/13/2011
46	E205	SMP3 Details	3/14/2011
47	T101	Traffic Control Plan	3/15/2011
48	T301	Barricade & Construction General Notes and Requirements	9/7/2002
49	T302	Barricade & Construction Project Limit Standard	9/7/2002
50	T303	Barricade & Construction Temporary Sign Notes Standard	9/7/2002
51	T304	Barricade & Construction Typical Sign Support Standard	9/7/2002
52	T305	Barricade & Construction Channelizing Devices Standard	9/7/2002

53	Index	Specifications as issued by Weir & Associates, Inc.	No date
54		02050 — Demolition
55		02100 — Site Clearing and Preparation
56		02200 — Earthwork
57		02221 — Trenching, Backfilling and Compaction
58		02500 — Storm Drainage System
59		02515 — Portland Cement Concrete Paving
60		02550 — Site Utilities
61		02605 — Separation of Pipe Utilities
62		TPDES Permit Provisions

63		Geotechnical Report as prepared by Reed Engineering	2/18/2011

EXHIBIT C
Surveyor’s Statement
TO: Seller, Purchaser and Title Company
I, the undersigned, being a duly licensed and qualified surveyor in and for the State of Texas, do hereby state that:
1. I made a survey of the subject property and visible improvements on the  _____  day of  _____, 20_.
2. This survey correctly represents the property and all visible improvements thereon.
3. I have shown all recorded easements and rights-of-way as described in copies of recorded instruments furnished to me by the title insurance company named above (with reference to recording data).
4. Except as otherwise shown: (i) the physical evidence and recorded description of all easements conform; (ii) all visible improvements, including location and dimensions, are correctly depicted and are fully completed; (iii) there are no encroachments, rights-of-way across the subject property, party walls, protrusions onto adjoining properties or streets by any visible improvements located on the subject property, or encroachments on the subject property by visible improvements located on adjoining property; (iv) there are no streams, rivers, visible springs, ponds, lakes, ditches or drains located on, bordering on, or running through the subject property; and (v) none of the subject property lies within flood hazard areas in accordance with any maps entitled: “Flood Insurance Rate Map”, “Flood Hazard Floodway Boundary Map”, “Flood Hazard Boundary Map” or “Flood Boundary and Floodway Map” published by the Federal Emergency Management Agency or a “Flood Hazard Boundary Map” published by the U.S. Department of Housing and Urban Development.
5. There are no gaps, gores, or overlaps between parcels or roads, highways, streets, or alleys and all parcels that comprise the subject property are contiguous.
6. The subject property abuts to a dedicated public roadway, and all public roads, highways, streets, and alleys running adjacent to or upon the subject premises are shown.
7. All physical evidence of boundary lines and lines of possession or occupancy have been shown and proper notation made where in conflict with the legal description.
8. There are no boundary line discrepancies and no deficiencies in the quantity of the land described in the legal description of the subject property.
9. This survey was actually made on the ground as per record description furnished by the title insurance company and is true and correct.
10. This survey conforms with the Texas Society of Professional Surveyors Standards and Specifications for a Category 1A, Condition II Survey.

EXHIBIT D
Special Warranty Deed
WHEN RECORDED RETURN TO:
Hallett & Perrin, P.C.
Attn: Craig A. Thompson
2001 Bryan Street, Suite 3900
Dallas, Texas 75201
NOTICE OF CONFIDENTIALITY RIGHTS. IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OR ALL OF THE FOLLOWING INFORMATION FROM ANY INSTRUMENT THAT TRANSFERS AN INTEREST IN REAL PROPERTY BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.
SPECIAL WARRANTY DEED
WITH VENDOR’S LIEN
SSAE DEVELOPMENT, LLC, a Texas limited liability company (“Grantor”), whose mailing address is 2349 Glenda Lane, Dallas, Texas 75229, for and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00) and other good and valuable consideration, has GRANTED, BARGAINED, SOLD and CONVEYED, and by these presents does GRANT, BARGAIN, SELL and CONVEY unto PEERLESS MFG. CO., a Texas corporation (“Grantee”), whose mailing address is 14651 North Dallas Parkway, Suite 500, Dallas, Texas 75254, that certain real property situated in Denton County, Texas, more particularly described on Exhibit A attached hereto and made a part hereof for all purposes (the “Land”), together with: (i) any and all interests of Grantor in any land lying in or under the bed of any street, alley, road or right-of-way, opened or proposed, abutting or adjacent to the Land; (ii) any and all leases, rights, privileges, and appurtenances belonging or pertaining to the Land; (iii) any and all improvements, structures, and fixtures located on, over, and under the Land (including without limitation any real property improvements owned by Grantor and located in, on or under the Land or related to, used or available for use in the ownership, conduct, operation or maintenance of the Property (hereinafter defined); (iv) any and all easements or rights-of-way affecting the Land and any of rights to use the same; (v) any and all rights of ingress and egress to and from the Land and any of Grantor’s rights to use the same; (vi) all air rights, water rights, claims, and permits relating to the Land; (vii) any and all interests of Grantor in any and all roads (open or proposed) affecting, crossing, fronting, or bounding the Land, including any awards made or to be made relating thereto including, without limitation, any unpaid awards or damages payable by reason of damages thereto or by reason of a widening of or changing of the grade with respect to the same; (viii) reversionary interests in and to the Land; and (ix) site plans, surveys, soil and substrata studies, engineering plans and studies, and other plans or studies of any kind that relate to the Property (the Land, together with any and all of the related improvements, rights, privileges, appurtenances, and interests referenced in items (i) through (ix) above, are herein collectively referred to as the “Property”).

TO HAVE AND TO HOLD the Property and all improvements thereon, together with all and singular the rights and appurtenances thereto and in any wise belonging unto the said Grantee, its successors and assigns, forever; and Grantor does hereby bind Grantor and its successors and assigns to WARRANT AND FOREVER DEFEND all and singular the Property, unto Grantee, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Grantor, but not otherwise.
This conveyance is made and delivered subject only to those matters of title set forth on Exhibit B attached hereto and incorporated herein by reference, but only to the extent the same, in fact, do exist and are applicable to the Property.
GRANTOR CONVEYS THE PROPERTY ON AN “AS IS, WHERE IS” AND “WITH ALL FAULTS” BASIS, WITHOUT REPRESENTATIONS (OTHER THAN THE LIMITED REPRESENTATIONS SET FORTH IN THE CONTRACT OF SALE BETWEEN GRANTOR AND GRANTEE), WARRANTIES AND COVENANTS, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE; PROVIDED, HOWEVER, NOTHING CONTAINED IN THIS PARAGRAPH SHALL LIMIT THE WARRANTIES SET FORTH IN THIS SPECIAL WARRANTY DEED.
EXECUTED to be effective as of the  _____  day of                     , 2011.

GRANTOR: SSAE DEVELOPMENT, LLC, a Texas limited liability company
By:
	Name:	Scott Schwob
	Title:	President

STATE OF	§
§
COUNTY OF	§
This instrument was acknowledged before me on the  _____  day of                     ,  _____, by Scott Schwab, President and SSAE Development, LLC, a Texas limited liability company, on its behalf.

Notary Public, State of

My Commission Expires:

[SEAL]

EXHIBIT E
Final Plat
[SEE ATTACHMENT]